Exhibit 10.18

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2019 (the “Effective Date”), by and between Vine Management Services LLC, a Delaware limited liability company (the “Company”), and David M. Elkin (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.    Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Initial Term of Employment shall commence on the Effective Date and continue until the second anniversary of the Effective Date, unless earlier terminated as provided in Section 8 hereof; provided, that after the Initial Term of Employment and any subsequent extension thereof, the Term of Employment shall automatically be extended for successive one-year periods (each, a “Subsequent Term”); provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to the date of any scheduled expiration. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 8 hereof.

Section 3.    Position, Duties, and Responsibilities; Place of Performance.

(a)    Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as Executive Vice President & Chief Operating Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such titles. During the Term of Employment, Executive shall report directly to the Chief Executive Officer of the Company. If requested by the Board, Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation.

(b)    Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of

Executive’s duties for the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company Group’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) with the prior written consent of the Board, serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c)    Principal Place of Employment. Executive’s principal place of employment shall be in Plano, Texas, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4.    Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a)    Base Compensation. Executive shall be provided annualized Base Compensation, payable in accordance with the regular payroll practices of the Company, of $385,000, with adjustments, if any, as may be approved in writing by the Board; provided, that the Board may delegate such authority to the compensation committee of the Board.

(b)    Annual Bonus. Beginning with fiscal year 2019, Executive shall be eligible to earn an annual cash bonus with respect to each fiscal year of the Company Group ending during the Term of Employment (pro-rated for any fractional years), with a target bonus opportunity of seventy five percent (75%) of Executive’s Base Compensation (the “Target Bonus”). The amount of such Target Bonus shall be determined by the Board in its sole discretion based upon the achievement of both (a) company performance metrics for each of (i) Vine Oil & Gas LP and (ii) Brix Oil & Gas Holdings LP and its subsidiaries (weighted, by the Board in its sole discretion, based on the relative activity levels of such companies) and (b) personal objectives and goals. The company performance metrics and personal objectives and goals shall be established each year by (x) the Board (or the compensation committed thereof as delegated by the Board), and (y) solely with respect to the foregoing clause (ii), the board of Brix Oil & Gas Holdings GP LLC (or the compensation committed thereof as delegated by the board of Brix Oil & Gas Holdings GP LLC), in each case after consultation with Executive. The Target Bonus, to the extent earned, shall be paid promptly after delivery of the audited financial statements for each of Vine Oil & Gas LP and Brix Oil & Gas Holdings LP for the relevant performance year if Executive is employed by the Company on such date.

(c)    Equity Grant. In connection with Executive’s employment hereunder, on or as soon as practicable following the Effective Date, Executive will be granted, (i) pursuant to the terms of the Vine Incentive Plan, 12 Class A Units of Vine Oil & Gas LP (as defined in the Vine LP Agreement, and are intended to be “profits interests” for U.S. tax purposes, the “Vine Class A Units”), (ii) pursuant to the terms of the Brix Incentive Plan, 9 Class A Units of Brix Oil & Gas Holdings LP (as defined in the Brix LP Agreement, and are intended to be “profits interests”

for U.S. tax purposes, the “Brix Class A Units”) and (iii) pursuant to the terms of the Harvest Incentive Plan, 12 Class A Units of Harvest Royalties Holdings LP (as defined in the Harvest LP Agreement, and are intended to be “profits interests” for U.S. tax purposes, the “Harvest Class A Units”), in each case, as have been reserved for issuance under the Vine Incentive Plan, the Brix Incentive Plan and the Harvest Incentive Plan. Executive’s Vine Class A Units shall be subject to the terms and conditions of the Vine LP Agreement, the Vine Incentive Plan and an award agreement evidencing such grant of Vine Class A Units. Executive’s Brix Class A Units shall be subject to the terms and conditions of the Brix LP Agreement, the Brix Incentive Plan and an award agreement evidencing such grant of Brix Class A Units. Executive’s Harvest Class A Units shall be subject to the terms and conditions of the Harvest LP Agreement, the Harvest Incentive Plan and an award agreement evidencing such grant of Harvest Class A Units. In addition to the foregoing, Executive shall be required to contribute one hundred percent (100%) of Executive’s fiscal year 2019 annual bonus from the Company to Vine Oil & Gas LP in exchange for Class C Units of Vine Oil & Gas LP equal to the amount of such annual bonus, and Executive hereby grants the Company the authority to withhold such bonus in exchange for such Class C Units.

Section 5.    Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to twenty-five (25) vacation days and five (5) sick days, in each case per calendar year (pro-rated for calendar year 2019), as well as the same number of holidays and any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved; provided that any such amendments are made without sole prejudice to Executive.

Section 6.    Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided, that no financial obligation is imposed on Executive by any such documents.

Section 7.    Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 8.    Termination of Employment.

(a)    General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason and (v) expiration of the Term of Employment. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    Termination by the Company for Cause.

(i)    The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than five (5) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such five (5) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)    In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time during the Term of Employment without Cause (including by electing not to renew a Term of Employment pursuant to Section 2), effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) during the Term of Employment, Executive shall be entitled to:

(i)    The Accrued Obligations;

(ii)    The Severance, payable in ratable installments in accordance with the Company’s regular payroll practices over the Severance Term, commencing with the first payroll date coincident with or following the effectiveness of the Release of Claims, provided that the first such installment shall include any amounts that would have been paid on payroll dates during the Severance Term prior to the effectiveness of the Release of Claims; and

(iii)    subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) Executive’s continued compliance with the obligations in Section 8(h) hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for the duration of the Severance Term at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(d)(iii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease.

Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, unless otherwise mutually agreed to by the parties at the time of Executive’s termination, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)    Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason during the Term of Employment by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, unless otherwise mutually agreed to by the parties at the time of Executive’s termination, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason (including by electing not to renew a Term of Employment pursuant to Section 2) by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(h)    Repayment of Severance Benefits. Notwithstanding anything in this Agreement to the contrary (including this Section 8), in the event that Executive breaches any provision of the Non-Interference Agreement or the Release of Claims, (i) the Severance Benefits shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto and (ii) Executive shall promptly repay all Severance Benefits previously received by Executive or Executive’s dependents to the Company; provided, that the Company shall provide to Executive written notice of such breach and, if capable of being cured, Executive shall have the ability to cure such breach within five (5) days following receipt of such notice.

Section 9.    Non-Interference Agreement. As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Non-Interference Agreement.

Section 10.    Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a)    Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b)    Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c)    in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax or legal advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax or legal advice from Executive’s own tax or legal advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

Section 12.    Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation or benefit earned as a result of Executive’s other employment or otherwise.

Section 13.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)    Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.    Successors and Assigns; No Third-Party Beneficiaries.

(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets without Executive’s consent.

(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.    Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18.    Notices.

(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address is so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)    Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.    Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.    Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.    Whistleblower Protection.

Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.

Section 23.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *         *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VINE MANAGEMENT SERVICES LLC

/s/ Eric D. Marsh
By:	Eric D. Marsh
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ David M. Elkin
By:	David M. Elkin

Signature Page to Employment Agreement

APPENDIX A

APPENDIX A

Definitions

(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Compensation through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) rights with respect to equity of Vine Oil & Gas LP, Brix Oil & Gas Holdings LP or Harvest Royalties Holdings LP, including the Vine Class A Units, the Brix Class A Units and the Harvest Class A Units granted in accordance with Section 4(c) hereof, subject to, and in accordance with, the terms and conditions of the Vine LP Agreement, the Brix LP Agreement and the Harvest LP Agreement, and the Vine Incentive Plan, the Brix Incentive Plan and the Harvest Incentive Plan, and any subscription, grant or similar agreement relating to such equity, as applicable.

(b)    “Agreement” shall have the meaning set forth in the preamble hereto.

(c)    “Base Compensation” shall mean the salary provided for in Section 4(a) (including adjustments thereto pursuant to Section 4(a)).

(d)    “Board” shall mean the Board of Managers of Vine Oil & Gas GP LLC.

(e)    “Brix Class A Unit” shall have the meaning set forth in Section 4(c).

(f)    “Brix Incentive Plan” shall mean the Brix Oil & Gas Holdings LP Class A Unit Incentive Plan, as may be amended from time to time.

(g)    “Brix LP Agreement” shall mean the Limited Partnership Agreement of Brix Oil & Gas Holdings LP, dated as of March 15, 2016, as may be amended from time to time.

(h)    “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, or the plea of guilty or nolo contendere or the equivalent in respect to, any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud, (vi) Executive’s material breach of this Agreement, the Vine LP Agreement, the Brix LP Agreement or the Harvest LP Agreement, or (vii) Executive’s breach of the Non-Interference Agreement or any other non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to any member of the Company Group by which Executive may be bound.

(i)    “COBRA” shall have the meaning set forth in Section 8(d)(iii) hereof.

(j)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Exhibit A to Employment Agreement

(k)    “Company” shall have the meaning set forth in the preamble hereto.

(l)    “Company Group” shall mean, collectively, the Company and its subsidiaries and affiliates, including, without limitation, Vine Oil & Gas LP, Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP.

(m)    “Delay Period” shall have the meaning set forth in Section 13 hereof.

(n)    “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, or, in the good faith determination of the Company, would be reasonably likely to prevent, the performance of Executive’s duties for a period of (i) one hundred eighty (180) consecutive days or (ii) two hundred seventy (270) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(o)    “Executive” shall have the meaning set forth in the preamble hereto.

(p)    “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iii) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(q)    “Harvest Class A Unit” shall have the meaning set forth in Section 4(c).

(r)    “Harvest Incentive Plan” shall mean the Harvest Royalties Holdings LP Class A Unit Incentive Plan, as may be amended from time to time.

(s)    “Harvest LP Agreement” shall mean the Limited Partnership Agreement of Harvest Royalties Holdings LP, dated as of March 15, 2016, as may be amended from time to time.

(t)    “Initial Term of Employment” shall mean the period specified in Section 2 hereof.

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(u)    “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement, dated as of January 21, 2019, by and among Vine Oil & Gas LP, a Delaware limited partnership, Vine Management Services LLC, a Delaware limited liability company, and Executive, as may be amended from time to time and attached as Exhibit A hereto.

(v)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(w)    “Release of Claims” shall mean a general release of claims in favor of the Company Group delivered to Executive in connection with Executive’s termination of employment substantially in the form attached as Exhibit B hereto.

(x)    “Severance” shall mean an amount equal to the sum of Executive’s Base Compensation then in effect.

(y)    “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(z)    “Severance Term” shall mean the 12-month period following Executive’s termination of employment.

(aa)    “Subsequent Term” shall have the meaning set forth in Section 2.

(bb)    “Target Bonus” shall have the meaning set forth in Section 4(b).

(cc)    “Term of Employment” shall mean the Initial Term of Employment and any Subsequent Terms in accordance with Section 2 hereof.

(dd)    “Vine Class A Unit” shall have the meaning set forth in Section 4(c)

(ee)    “Vine Incentive Plan” shall mean the Vine Oil & Gas LP Class A Unit Incentive Plan, as may be amended from time to time.

(ff)    “Vine LP Agreement” shall mean the Limited Partnership Agreement of Vine Oil & Gas LP, dated as of May 28, 2014, as may be amended from time to time.

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EXHIBIT A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

[See attached.]

Exhibit A to Employment Agreement

EXHIBIT B

GENERAL RELEASE

I, David M. Elkin, in consideration of and subject to the performance by Vine Management Services LLC (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of January 21, 2019 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates (including, but not limited to, Vine Oil & Gas LP, Brix Oil & Gas Holdings LP and Harvest Royalties Holdings LP) and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.    I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including, without limitation, claims which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

Exhibit B to Employment Agreement

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

Exhibit B to Employment Agreement - 2

8.    I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees. Further, I agree that I will forfeit all amounts payable by the Company pursuant to Section 8 of the Agreement if I challenge the validity of the General Release for any Claim released herein.

9.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.    I hereby acknowledge that Section 8 through Section 22 of the Agreement shall survive my execution of this General Release.

12.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.    I hereby confirm that I have returned to the Company any and all property, tangible or intangible, relating to the Company’s and its affiliates’ and subsidiaries’ businesses which I possess or have control over as the date hereof, including, but not limited to, all pricing files, information and data, customer and broker files, information and data, profitability, margin, operating, cost and other financial information and data, product formulation, quality assurance, specifications and new product development information and data, company-provided credit cards, building or office access cards, keys, computer equipment, tablets, cellular telephone(s), iPhones, BlackBerry(s), and other mobile data devices, manuals, files, documents, records, software, databases, and other data.

15.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Exhibit B to Employment Agreement - 3

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21 (TWENTY-ONE) // 45 (FORTY-FIVE)] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21- // 45-] DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

Exhibit B to Employment Agreement - 4